                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             OMB Approval
FORM 4                                    WASHINGTON, D.C. 20549                             ------------------
|_| Check this box if no                                                                     OMB Number 3235-0287
    longer subject to                                                                        Expires: December 31, 2001
    Section 16. Form 4             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP              Estimated average burden
    or Form 5                                                                                Hours per response     0.5
    obligations may
    continue Instruction
    1(b).
                             Filed pursuant to Section 16(a) of the Securities
                             Exchange Act of 1934, Section 17(a) of the Public
                             Utility Holding Company Act of 1935 or Section
                             30(f) of the Investment Company Act of 1940

(Print or Type Responses)
-------------------------------------------- ----------------------------------------------- ---------------------------------------
1.  Name and Address of Reporting Person*    2.  Issuer Name and Ticker or Trading Symbol    6.  Relationship of Reporting Person(s)
                                                                                                 to Issuer    (Check all applicable)
 Cohen           Matthew           L.               TTR Technologies, Inc.
-------------------------------------------- -----------------------------------------------  --- Director        --- Owner
 (Last)          (First)        (Middle)     3.  IRS or Social Security  4.  Statement for     X  Officer (give       Other (specify
                                                 Number of Reporting         Month/Year       --- title below)    ---      below)
                                                 Person (Voluntary)                           Chief Financial Officer and EVP
                                                                            September/2001          Business Development
 575 Lexington Avenue                                                                               --------------------
--------------------------------------------                             ------------------- ---------------------------------------
                     (Street)                                            5. If Amendment,    7.  Individual or Joint/Group Filing
                                                                            Date of Original                 (Check Applicable Line)
                                                                                                X Form filed by One Reporting Person
                                                                            (Month/Year)       ---
                                                                                                  Form filed by More than One
 New York      NY             10022                                                            ---Reporting Person
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(City)       (State)          (Zip)           TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1.Title of Security                          2.Trans-    3.Trans-   4. Securities Acquired (A) 5. Amount of   6. Owner-  7.Nature of
 (Instr. 3)                                    action      action      or Disposed of (D)         Securities     ship      Indirect
                                               Date        Code        (Instr. 3, 4 and 5)        Beneficially   Form:    Beneficial
                                                         (Instr. 8)                                Owned at      Direct     Owner-
                                                                                                   End of Month  (D) or      ship
                                              (Month/    -------------------------------------    (Instr. 3 and  Indirect (Instr. 4)
                                               Day/        Code   V     Amount  (A)or   Price         4)         (I)
                                               Year)                            (D)                              (Instr.4)
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Common Stock                                   9/17/01      P           1,000     A     $1.33     *see attachment
                                                                                                       below
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Common Stock                                   9/17/01      P           2,000     A     $1.35     *see attachment
                                                                                                       below
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              *  If the form is filed by more than one reporting person, see Instruction 4(b)(v).
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.(Over)
                                                                                                                     SEC 1474 (3-91)
     (Print or Type Responses)

FORM 4 (CONTINUED)                TABLE II-- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
--------------   ---------- --------- --------- ------------- ------------- ------------ -------- --------- ---------- -------------
1.Title of       2.Conver-  3.Trans-  4.Trans-  5.Number of   6.Date Exer-  7.Title and  8.Price  9.Number  10.Owner-  11.Nature
  Derivative       sion       action    action    Derivative    cisable and   Amount of   of        of        ship        of
  Security         or         Date      Code      Securities    Expiration    Underlying  Deriv-    Deriv-    Form        Indirect
  Instr. 3)        Exercise             (Instr.   Acquired      Date          Securities  Ative     ative     of          Beneficial
                   Price of  (Month/     8)        (A)or        (Month/Day/   (Instr. 3   Secur-    Secur-    Deriv-      Ownership
                   Deri-      Day/                Disposed of   Year)         and 4)      ity       ities     ative       (Instr.4)
                   vative     Year)               (D)(Instr.                              (Instr    Bene-     Security:
                   Security                       3, 4 and 5)                             5)        ficially  Direct
                                                                                                    Owned     (D) or
                                       ----- --- ----- ----- ------- ------- ----- -------          at End    Indirect
                                        Code  V   (A)   (D)  Date    Expira- Title  Amount          of        (I)
                                                             Exer-   tion           or              Month     (Instr.
                                                             cisable Date           Number          (Instr.    4)
                                                                                    of              4)
                                                                                    Shares
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Explanation of Responses:



                                                                                     /s/ Matthew L. Cohen                    9/21/01
**Intentional misstatements or omissions of facts constitute                         -------------------------------    ------------
  Federal Criminal Violations.                                                       **Signature of Reporting Person        Date
  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                 Matthew L. Cohen
Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, SEE Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

Attachment to Form 4 Filed by Matthew Cohen

Following the purchase of the shares of common stock reported hereunder,
Mr. Cohen beneficially owns 3,000 shares of common stock held directly. He also holds employee stock options to purchase 100,000 shares of common stock, none of which have vested on the date hereof.
                                                                                                                              Page 2
                                                                                                                     SEC 1474 (3-91)